Exhibit 99.1

INmune Bio, Inc. Announces Data on its Lead Compound Which Highlights The Potential to Lower The Risk of Alzheimer’s Disease in Obese Individuals

Dr. Malú Tansey’s peer-reviewed data from INmune Bio’s lead compound XPro1595 published in Alzheimer’s Research & Therapy

LA JOLLA, Calif., Jan. 02, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company developing treatments that harness the patient’s innate immune system to fight disease, announced today the publication of new positive data in the journal Alzheimer’s Research & Therapy. The data highlights INmune Bio’s lead compound, XPro1595, as a potentially effective therapy to lower the risk for Alzheimer’s disease in obese individuals.

“Our new data suggest that high fructose and high caloric diets impact insulin signaling and immune-metabolic interactions increasing the risk for neurodegenerative conditions such as Alzheimer’s disease,” said Malú Tansey, Ph.D., Professor of Neuroscience and Director of the Center for Translational Research in Neurodegenerative Disease at the University of Florida College of Medicine and the corresponding author of this peer-reviewed publication. “These new data suggest that XPro1595 may have therapeutic potential to block various features of Alzheimer’s- like pathology in mice.”

XPro 1595 is a next-generation anti-inflammatory that can cross the blood-brain barrier to affect neurodegenerative diseases by selectively inhibiting soluble tumor necrosis factor (sTNF) and alleviate inflammation to lower the risk for Alzheimer’s disease.

Dr. Tansey is an internationally recognized leader in the field of neuroinflammation and immune system responses in modulating the gene-environment interactions that determine risk for development and progression of neurodegenerative and neuropsychiatric disease.

“This impressive finding coincides with the initiation of our Phase I clinical trial in Australia for patients with mild to moderate Alzheimer’s disease who have biomarkers of neuroinflammation,” said R.J. Tesi, M.D., Chief Executive Officer of INmune Bio. “This data further supports the rationale of our current trial of XPro1595 as a novel way to treat Alzheimer’s disease by targeting neuroinflammation which may also improve cognition and rescue neuronal communication in patients with Alzheimer’s disease.”

An online version of the publication is available here: https://alzres.biomedcentral.com/articles/10.1186/s13195-019-0546-4

Facts and Figures from the Alzheimer’s Association state that more than 5.8 million Americans are living with Alzheimer’s and by 2050 the number is projected to rise to nearly 14 million people. Worldwide the number is believed to be close to 50 million people. Alzheimer’s disease is the 6th leading cause of death in the United States with no cure or way to stop or slow the progression of the disease.

For additional clinical trial details, please refer to https://clinicaltrials.gov/ct2/show/NCT03943264?term=Xpro1595&rank=1

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause a relapse. INB0c3 inhibits myeloid-derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

About Malú G. Tansey, Ph.D.

Dr. Tansey is the Norman Fixel Professor of Neuroscience and Director of the Center for Translational Research in Neurodegenerative Disease at the University of Florida College of Medicine. Dr. Tansey currently serves as a paid consultant for INmune Bio in support of the company’s Alzheimer’s disease program. Dr. Tansey is an expert in the field of neuroinflammatory and immune system responses in modulating the gene-environment interactions that determine risk for development and progression of neurodegenerative and neuropsychiatric disease.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INBO3 and XPro1595 are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Media Contact:
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Russo Partners
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